                                                                     EXHIBIT 11

                  MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                  UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE
 QUARTERS ENDED JUNE 30, 1996 AND 1995, SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                      QUARTERS ENDED           SIX MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                  -----------------------   -----------------------
                                                     1996         1995         1996         1995
                                                  ----------   ----------   ----------   ----------
Net Income......................................  $2,037,347   $1,789,435   $3,470,737   $2,917,962
                                                  ==========   ==========   ==========   ==========
Common shares outstanding.......................   6,260,040    6,264,040    6,260,040    6,264,040
Effect of weighting treasury stock acquired.....          --           --           --           --
                                                  ----------   ----------   ----------   ----------
Common and common equivalent shares used in
  computing earnings per share..................   6,260,040    6,264,040    6,260,040    6,264,040
                                                  ==========   ==========   ==========   ==========
Earnings per share..............................  $      .32   $      .29   $      .55   $      .47
                                                  ==========   ==========   ==========   ==========

                                        9